EXHIBIT 99.01

CCOM GROUP, INC. TO REDEEM AT $7.50 PER SHARE APPROXIMATELY 8,670 SHARES OF PREFERRED STOCK HELD OF RECORD IN ODD LOTS OF LESS THAN 100 SHARES

Company also Announces its Intention to Deregister from the Securities Exchange Act of 1934 After Redemption is Complete

HAWTHORNE, New Jersey (July 31, 2013) – CCOM Group, Inc. (OTCQB: “CCOM,” “CCOMP”), today announced that on or about October 24, 2013 it will at $7.50 per share redeem its shares of convertible preferred stock from each shareholder who at all times from July 29, 2013 until the redemption date owned of record less than 100 shares. The total number of shares of convertible preferred stock to be redeemed is approximately 8,670 for a total redemption price of $65,025. The $7.50 per share redemption price is fixed in the Company's certificate of incorporation for optional redemptions by the Company.

Further information will be set forth in a redemption notice that will be available on the Company’s website and will be mailed to persons whose shares are subject to redemption. Any questions relating to the redemption should be addressed to Riannon Gutjahr at the Company at 973-427-8224.

The Company expects that the redemption will permit the Company to terminate the registration of its common stock and convertible preferred stock and to suspend its reporting obligations under the Securities Exchange Act of 1934. The Company currently intends to effectuate this termination and suspension on or after the redemption date.

The Company further expects that should the termination and suspension become effective its common stock and convertible preferred stock will be delisted from trading on the OTC Markets Group’s OTCQB and that its shares will be available for trading on the OTC Markets Group’s OTCPink.

About CCOM Group, Inc.

CCOM Group, Inc. (“CCOM”) distributes heating, ventilating and air conditioning equipment (HVAC), parts and accessories, whole-house generators, climate control systems, appliances and plumbing and electrical fixtures and supplies, primarily in New Jersey, New York, Massachusetts and portions of eastern Pennsylvania, Connecticut and Vermont through its subsidiaries: Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. CCOM is headquartered in New Jersey, and, with its affiliates, operates out of 17 locations in its geographic trading area. For more information on CCOM’s operations, products and/or services, please visit www.ccomgrp.com.

Safe Harbor Statement

The foregoing press release may contain statements concerning CCOM’s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. CCOM cautions readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from any results that are projected in the forward-looking statements include the following: continued acceptance of CCOM’s products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in CCOM’s periodic report filings with the Securities and Exchange Commission.  These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in CCOM's periodic reports and registration statements filed with the Securities and Exchange Commission. CCOM undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For further information, please contact Pete Gasiewicz, Chief Executive Officer, or William Salek, Chief Financial Officer, at (973) 427-8224.